Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AXS-One Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-11681, 333-49733, 333-61125, 333-72142, 333-72138 and 333-119327) on Form S-8 and (Nos. 333-49731 and 333-115145) on Form S-3 of AXS-One Inc. of our report dated March 30, 2005, with respect to the consolidated balance sheets of AXS-One Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 30, 2005 on the related consolidated financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of AXS-One Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 30, 2005